Exhibit 23.1


                       INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Arrow-Magnolia International, Inc.:


We consent to the incorporation by reference in the Registration Statements (No. 333-47709 and 333-01511) on Forms S-8 of Arrow-Magnolia International, Inc. of our report dated February 6, 1998, relating to the consolidated balance sheets of Arrow-Magnolia International, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10-K of Arrow-Magnolia International, Inc.



                                   KPMG Peat Marwick LLP




Dallas, Texas
March 30, 1998